Exhibit 18

[Letterhead of Deloitte & Touche LLP, Atlanta, Georgia]

April 7, 2006

Global Payments Inc.

10 Glenlake Parkway

North Tower

Atlanta, Georgia 30328

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended February 28, 2006, of the facts relating to the change in the date of the annual impairment test under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Global Payments Inc. and subsidiaries (the “Company”), that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to May 31, 2005. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Global Payments Inc. and subsidiaries as of any date or for any period subsequent to May 31, 2005.

Yours truly,

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP